Union Bank                                    AUTHORIZATION TO DISBURSE

Borrower Name PriceSmart. Inc., s Delaware corporation
Borrower Add[r]ess	Office	Loan Number
9740 Scranton Road	40051	713-834-556-0
San Diego, CA 92121-1745	Maturity Date		Amount
	August 31,	2,016	S 40,000,000.00

MUFG UNION BANK, N.A. ("Bank") is hereby authorized and Instructed to disburse the proceeds of that certain promissory note ('Note') evidencing the obligation referred to above in the following manner:

Deposit the proceeds of the above referenced obligation into Borrower's account No. 4300153996 from time to time and in such amounts as may be requested verbally or in writing.
Renewal/lncrease of Obligation No. 0080000000 which matures on August 31, 2014 in the $    40,000.000,00 amount of $25,000,000.00.
Total Disbursement(s):    $    40,000,000.00
TERMS AND CONDITIONS

1.
Bank Is authorized to charge account number 4000153996 in the name's) of PriceSmart. Inc. for payments, fees and expenses in connection with the Note and all renewals or extensions thereof, if no account number is designated. Borrower agrees to pay Bank’s usual and customary fees for non-automated processing.

2.
Bank shall disburse proceeds in the amounts staled above in accordance with the foregoing authorization or when Bank receives verbal or written authorization to do so from Borrowers) or any one of the Borrowers, if there are joint Borrowers, but not later than the final date for availability provided in the loan documents. Bank, at its discretion, may elect to extend this dale without notice to or acknowledgement by the Borrowers).

3.	This Authorization and the Note will remain In fuli force and effect until the obligations in connection wtth the Note have been fulfilled.

4.
Unless dated by Bank prior to execution, the Note shall be dated by Bank as o? the dat8 on which Bank first makss funds available to borrower. Notwithstanding anything to the contrary herein. Bank reserves the right to decline to advance the proceeds of the Note if there is a filing as to the Borrowers), or any of them of a voluntary or invofunta-y petition under the provisions of the Federal Bankruptcy Act or any other insolvency law; the issuance of any attachment, garnishment, execution or levy of any asset of the Borrowers), or any erdorser or guarantor which results in Bank deeming itself, in good faith insecure.

5.
Bank is authorized to release Information concerning Borrower's credit record and financial condition (i) to suppliers, other creditors, credit bureaus, credit reporting agencies, other credit reporters, and any Guarantors, (ii) to or among departments of Bank and its affiliates, andVor (iii) tc other parties pursuant to an order from a governmental agency cr court; and B3nk is authorized to obtain such information from any third party at any time and to take such other steps as Bank deems appropriate to verify such information provided in connection therewith.

Bank is subject to the USA Patriot Act and hereby notifies Borrower that pursuant to the requirements of that Act, Bank is required to obtain, verify and record information that Identifies Borrower, which information Includes the name and address of Borrower and other infomnation that win allow Bank to identify Borrower in accordance with the Act.

The Borrower(s) by their execution of this Authorization accept tne foregoing terms, conditions and Instructions.

Executed as of:    August 30, 2014
Borrower(s):

PriceSmart, Inc. a Delaware corporation
By:    /s/ John M. Heffner
John M. Heffner, E.V.P. and C.F.O

By:    /s/ Atul Patel
Atul C. Patel, S.V.P. and Treasurer

COMMERCIAL PROMISSORY NOTE
(Base Rate)

Sandra J. Crawford / IR i 68525

Debtor Name
PriceSmart, Inc., a Delaware corporation
Debtor Address 9740 Scranton Road	Office 40061	Loan Number 713-834-556-0
San Diego, CA 92121-1745	Maturity Date August 31, 2016	Amount S 40,000,000.00
$40,000,000.00		Date August 30, 2014

FOR VALUE RECEIVED, on August 31, 2016, the undersigned ("Debtor") promises to pay to the order of MUFG UNION BANK, N.A. ("Bank"), as indicated below, the principal sum of Forty Million and 00/100ths Dollars ($40,000,000.00). or so much thereof as is disbursed, together with interest on the balance of such principal from time to time outstanding, at the per annum rate or rates and at the times set forth below. Any letter of credit issued and outstanding in connection with this note shall result in reduction of the amount available to Debtor.

1.
INTEREST PAYMENTS. Debtor shall pay interest on the last day of each month commencing September 30. 2014. Should interest not be paid when due, it shall become part of the principal and bear interest as herein provided. All computations of interest under this note shall be made on the basis of a year of 360 davs. for actual days elapsed; provided that if an Interest Rate Hedge is outstanding, then interest on this note shall be computed on the basis of a year of 3S0 days, actual days elapsed. Whenever any payment required hereunder falls due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, unless, in the case of amounts accruing interest based on the LIBOR Rate, that day falls in a new calendar month, in which event such payment day shall be the next preceding Business Day. If any interest rate defined in this note ceases to be available from Bank for any reason, then said interest rate shall be replaced by the rate then offered by Bank, which, in the sole discretion of Bank, most closely approximates the unavailable rate.

(a)BASE INTEREST RATE. At Debtor's option, amounts outstanding hereunder in minimum amounts of $100,000 shall bear interest at a rate, based on an index selected by Debtor, which is one and one-fourth percent (1.25%) per annum in excess of the LIBOR Rate for the Interest Period selected by Debtor, acceptable to Bank. Notwithstanding the foregoing, if an Interest Rate Hedge is outstanding, then Debtor shall be deemed to have selected the LIBOR Rate for each relevant Interest Period.

No Base Interest Rate may be changed, altered or otherwise modified until the expiration of the Interest Period selected by Debtor. The exercise of interest rate options by Debtor shall be as recorded in Bank’s records, which records shall be prima facie evidence of the amount borrowed under either interest option and the interest rate; provided, however, that failure of Bank to make any such notation in its records shall not discharge Debtor from its obligations to repay in full with interest all amounts borrowed. In no event shall any Interest Period extend beyond the maturity date of this note.

To exercise this option, Debtor may, from time to time with respect to principal outstanding on which a Base Interest Rate is not accruing, and on the expiration of any Interest Period with respect to principal outstanding on which a Base Interest Rate has been accruing, select an index offered by Bank for a Base Interest Rate Loan and an Interest Period by telephoning an authorized lending officer of Bank located at the banking office identified below prior to 10:00 a.m., Pacific time on any Business Day and advising that officer of the selected index, the Interest Period and the Origination Date selected (which Origination Date, for a Base Interest Rate Loan based on the LIBOR Rate, shall follow the date of such selection by no more than two (2) Business Days).
Bank will mail a written confirmation of the terms of the selection to Debtor promptly after the selection is made, Failure to send such confirmation shall not affect Bank's rights to collect interest at the rate selected. If, on the date of the selection, the index selected is unavailable for any reason, the selection shall be void. Bank reserves the right to fund the principal from any source of funds notwithstanding any Base Interest Rate selected by Debtor.
(b)VARIABLE INTEREST RATE. All principal outstanding hereunder which is not bearing interest at a Base Interest Rate shall bear interest at the Reference Rate, which rate shall vary as and when the Reference Rate changes.

At any time prior to the maturity date of this note, subject to the provisions of paragraph 4 below, Debtor may borrow, repay and reborrow hereunder so long as the total outstanding at any one time does not exceed the principal amount of this rote.
Debtor shall pay all amounts due under this note in lawful money of the United States at Bank's P.O. Box 30115, Los Angeles. CA 90030-0115 Office, or such other office as may be designated by Bank, from time to time.

2.	LATE PAYMENTS. If any payment required by the terms of this note shall remain unpaid ten days after same is due, at the option of Bank, Debtor shall pay a fee of $100 to Bank.

3.
INTEREST RATE FOLLOWING DEFAULT. In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to five percent <__5__%) in excess of the interest rate specified in paragraph 1.b, above, calculated from the date of default until all amounts payable under this note are paid in full.

4.PREPAYMENT.
(a) Amounts outstanding under this note bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time, without penalty or premium. Debtor may prepay amounts outstanding under this note bearing interest at a Base Interest Rate in whole or in part provided Debtor has given Bank not less than five (5) Business Days prior written notice of Debtor’s intention to make such prepayment and pays to Bank the prepayment fee due as a result. The prepayment fee shall also be paid, if Bank, for any other reason, including acceleration or foreclosure, receives all or any portion of principal bearing interest at a Base Interest Rate prior to its scheduled payment date. The prepayment fee shall be an amount equal to the present value of the product of: (i) the difference (but not less than zero) between (a) the Base Interest Rate applicable to the principal amount which is being prepaid, and (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the relevant Base Rate Maturity Date and such securities were held by Bank until the relevant.

Base Rate Maturity Date ("Yield Rate"); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Base Rate Maturity Date and the denominator of which is 360: and (iii) the amount of the principal so prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of the Base Interest Rate Loan being prepaid, then an amount equal to the lesser of (A) the amount prepaid or (B) 50% of the sum of (1) the amount prepaid and (2) the amount of principal scheduled under the terms of the Base Interest Rate Loan being prepaid to be outstanding at the relevant Base Rate Maturity Date). Present value under this note is determined by discounting the above product to present value using the Yield Rate as the annual discount factor.

(b)    In no event shall Bank be obligated to make any payment or refund to Debtor, nor shall Debtor be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under this prepayment formula exceed the interest that Bank would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the prepayment fee amount, if any, shall be conclusive.
(c)    Bank shall provide Debtor a statement of the amount payable on account of prepayment. Debtor acknowledges that (i) Bank establishes a Base Interest Rate upon the understanding that it apply to the Base Interest Rate Loan for the entire Interest Period, and (ii) Bank would not lend to Debtor without Debtor's express agreement to pay Bank the prepayment fee described above.
(a)

(d)    If Debtor has entered into an Interest Rate Hedge, Debtor acknowledges and agrees that (i) Bank (or its affiliate) has the right, but not the obligation, under the Swap Documents (defined below) governing such Interest Rate Hedge, to compel an early termination, in full or in part, of such Interest Rate Hedge as a result of any unscheduled prepayment under this note, (ii) any such early termination may result in payment obligations (which may be substantial in amount) being owed by Debtor to Bank (or any affiliate of Bank) as early termination, close-out or settlement amounts, which amounts shall be determined in accordance with the Swap Documents governing such Interest Rate Hedge and shall be in addition to any prepayment fee and other charges specified herein, and (iii) if such full or partial early termination of the Interest Rate Hedge results in an amount owing by Bank or its affiliate to Debtor, then Bank may in its discretion apply such amount to prepayment of principal hereunder, together with accrued interest on such principal and any resulting prepayment fee. Debtor further acknowledges and agrees that neither Bank nor any of its affiliates is under any obligation to enter into Interest Rate Hedges with Debtor and that such Interest Rate Hedges will be governed by documentation separate from this note.

DEBTOR INITIAL HERE: AP

5. DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. Default shall include, but not be limited to, any of the following: (a) the failure of Debtor to make any payment required under this note when due; (b) any breach, misrepresentation or other default by Debtor, any guarantor, co-maker, endorser, or any person or entity other than Debtor providing security for this note (hereinafter individually and collectively referred to as the "Obligor") under any security agreement, guaranty or other agreement between Bank and any Obligor, together with and including any document or agreement evidencing or governing any Interest Rate Hedge, or any other swap, option, forward or similar transaction entered into between Debtor and Bank or any affiliate of Bank

("Swap Document"); (c) the insolvency of any Obligor or the failure of any Obligor generally to pay such Obligor’s debts as such debts become due; (d) the commencement as to any Obligor of any voluntary or involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief; (a) the assignment by any Obligor for the benefit of such Obligor's creditors; (f) the appointment, or commencement of any proceeding for the appointment of a receiver, trustee, custodian or similar official for all or substantially all of any Obligor's property; (g) the commencement of any proceeding for the dissolution or liquidation of any Obligor; (h) the termination of existence or death of any Obligor; (i) the revocation of any guaranty or subordination agreement given in connection with this note; (j) the failure of any Obligor to comply with any order, judgement, injunction, decree, writ or demand of any court or other public authority; (k) the filing or recording against any Obligor, or the property of any Obligor, of any notice of levy, notice to withhold, or other legal process for taxes other than property taxes; (I) the default by any Obligor personally liable for amounts owed hereunder on any obligation concerning the borrowing of money; (m) the issuance against any Obligor, or the property of any Obligor, of any writ of attachment, execution, or other judicial lien; or (n) the deterioration of the financial condition of any Obligor which results in Bank deeming itself, in good faith, insecure. Upon the occurrence of any such default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; however, upon the occurrence of an event of default under d, e, f, or g, all principal and interest hereunder shall automatically become immediately due and payable,
6.    ADDITIONAL AGREEMENTS OF DEBTOR. If any amounts owing under this note are not paid when due, Debtor promises to pay all costs and expenses, including reasonable attorneys' fees, (including the allocated costs of Bank’s in-house counsel and legal staff) incurred by Bank in the negotiation, documentation and modification of this note and all related documents and in the collection or enforcement of any amount outstanding hereunder. Debtor and any Obligor, for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. If this note is signed by more than one party, the term "Debtor" includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. Any married person who signs this note agrees that recourse may be had against the separate property of that person for any obligations hereunder. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank's schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Debtor and any Obligor, including their successors and assigns, hereby consent to the jurisdiction of any competent court within the State of California, as provided in any alternative dispute resolution agreement executed between Debtor and Bank, and consent to service of process by any means authorized by said state's law. The term "Bank" includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of California. This note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Debtor and Bank, other than any such provision contained in a Swap Document.
7.    DEFINITIONS. As used herein, the following terms shall have the meanings respectively set forth below; "Base Interest Rate" means a rate of interest based on the LIBOR Rate. "Base Interest Rate Loan" means amounts outstanding under this note that bear interest at a Base Interest Rate. "Base Rate Maturity Date” means the last day of the interest Period with respect to principal outstanding under a Base Interest Rate Loan. "Business Day" means a day on which Bank is open for business for the funding of corporate loans, and, with respect to the rate of interest based on the LIBOR Rate, on which dealings in U.S. dollar deposits are carried out in the London interbank market. "Interest Period" means with respect to funds bearing interest at a rate based on the LIBOR Rate, any calendar period of 1. 2. 3. 6 or 12 months. In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month. Any Interest Period which would otherwise end on a non-Business Day shall end on the first succeeding Business Day unless that day falls in a new calendar month, in which event such Interest Period shall end on the next preceding Business Day. "Interest Rate Hedge" means any interest rate swap, forward swap or swaption, or interest rate cap or collar transaction now or hereafter entered into between Debtor and Bank or any affiliate of Bank for purposes of hedging or mitigating, fully or partially, interest rate risk under this note. "LIBOR Rate" means, for any specified Interest Period, a per annum rate of interest determined by Bank as equal to the rate for deposits in US Dollars for a period comparable to the Interest Period which appears on the Reuters Screen LIBOR 01 Page (or any replacement or successor page or service) as of 11:00 a.m., London time, on the day that is two (2) Business Days preceding the first day of such Interest Period. "Origination Date" means the first day of the Interest Period. "Reference Rate” means the rate announced by Bank from time to time at its corporate headquarters as its Reference Rate. The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.

DEBTOR:

PriceSmart, Inc. a Delaware corporation

By:    /s/ John M. Heffner
John M. Heffner, E.V.P. and C.F.O

By:    /s/ Atul Patel
Atul C. Patel, S.V.P. and Treasurer

Union Bank
Security Agreement

This Security Agreement {’Agreement") is executed at San Diego, California on August 30. 2014 by PriceSmart Inc., a Delaware corporation (herein called "Debtor).
As security for the payment and performance of ail of Debtor's obligations to MUFG UNION BANK, N.A., (herein called "Bank"), regardless of fra manner in which or the time at which such obligations arose cr shall arise, whether direct or indirect, alone or with olhers. or absolute or contingent. Debtor hereby grants a continuing security interest in. and assigns and transfers to Bank, the following personal property, whether or not delivered to or in the possession or control of Bank or its agents, and whether now or hereafter owned or in existence, and all proceeds thereof {hereinafter called the "Coi lateral"):
All present and hereafter acquired personal property including but not limited to all accounts, chattel paper. Swap Contract (as defined in the security agreement), instruments, contract rights, general intangibles, goods, equipment, inventory, documents, certificates of title, deposit accounts, returned or repossessed goods, fixtures, commercial tort claims, insurance claims, rights and policies, letter of credit rights, Investment property, supporting obligations, and the proceeds, products, parts, accessories, attachments, accessions, replacements, substitutions, additions, and improvements of or to each of the foregoing.
In addition to the foregoing, "Collateral" shaB include all accounts, genera! intangibles and all rights to payment of any kind relating to or otherwise arising in connection with or derived from any Swap Contract. As used herein, "Swap Contract* shall mean any swap, option, forward, spot or similar contract or agreement (or any combination thereof) relating to interest rates, foreign currencies or exchange rates, commodities, equities cr securities, debt obligations or credit attributes, or other financial or economic measures or quantities, heretofore or hereafter entered into between Debtor and Bank cr 8n affiliate of Bank that (x) is subject to the same master agreement or netting agreement as any Interest Rale Hedge, or (y) is subject to an instrument or agreement which recites that the obSgations thereunder are secured hereby; together with and Including any and all modifications, replacements, extensions and renewals thereof. As used herein, "Interest Rate Hedge" shall mean any interest rate swap, forward swap or swaption, or interest rate cap or collar transaction, or similar transaction, heretofore or hereafter entered into between Debtor and Bank or any affiliate of Bank with respect to all or any part of the indebtedness now or hereafter secured hereby in connection with or for the purpose of hedg’ng or mitigating, fulty or partially, nterest rate risk under any debt instrument secured hereby.
Entities executing this Security Agreement as Debtor agree not lo change their slate of organization, principal place of business (if a general partnership or other nonregkterec entity) or name, as identified below, without Bank's prior written consent:

LEGAL NAME OF DEBTOR    STATE OF ORGANIZATION / PRINCIPAL PLACE OF BUSINESS

PriceSmart, Inc.            State of Delaware

AGREEMENT

1.The term ’credit* or “indebtedness" is used throughput this Agreement in its broadest and most comprehensive sense. Crecfit may oe granted at the request of any one Debtor without further authorization by or notice tc any ether Debtor. Collateral shall be security for all nonconsumer indebtedness of Debtor to Bank in accordance with the terms and conditions herein.
2.Debtor will: (a) pay when due all indebtedness to Bank; (b) execute such other documents and do such other acts and things as Bank nay from time to time require to establish and maintain a valid perfected security interest in Collateral, including payment of ail costs and fees in connection with any of the foregoing when deemed necessary by Bank; (c) furnish Bank such information concerning Debtor and Collateral as Bank may from time to time request, including but not limited to current financial statements; (d) keep Collateral separate and Identifiable where such CoCateral is currently located and permit Bank and its representatives to inspect Collateral and/or records pertaining thereto from time to time during normal business hours; (e) not sell, assign or create or permit to exist any lien on or security interest in Collateral in favor of anyone other than Bank unless Bank consents thereto in writing and at Debtor's expense upon Bank’s request remove any unauthorized Hen or security interest and defend any claim affecting the Collateral; (f) pay aU charges against Collateral prior to definquency including but not limited to taxes, assessments, encumbrances, insurance and diverse claims, and upon Debtor's failure to do so Bank may pay any such charge as it deems necessary and add the amount paid to the indebtedness of Debtor hereunder; (g) protect, defend and maintain the Collateral and the perfected security interest of Bank and Initiate, commence and maintain any action or proceeding to protect the Collateral; (h) reimburse Bank for any expenses, including but not limited to reasonable attorneys’ fees and expenses (including the allocated costs of Bank's in-house counsel and legal staff) incurred by Bank :n seeking lo protect, collect or enforce ar.y rights in Collateral; (i) when required, provide insurance in ferm and amounts and with companies acceptable to Bank and when required, assign the policies or the rights thereunder to Bank; (j) maintain Collateral'm good condition and not use Collateral for any unlawful purpose; (k) perfonn all of the obligations of the Doctor under the Collateral and save Bark harmless from the consequence of any failure lo do so; and (I) at Its own expense, noon request of Bank, notify any parlies obligated to Debtor on any Collateral to make payment to Bank and Debtor hereby irrevocably grants Bank power of attorney to make said notifications and collections. Debtor hereby appoints Bank the true and lawful attorney of Debtor and authorizes Bank to perform any and all acts which Bank In good faith deems necessary for the protection and preservation of Collateral or its value or Bank’s perfected security interest therein, including transferring any Collateral into its own name and receiving ihe income thereon as additional security hereunder. Bank does not assume any of tine obligations arising under the Collateral.
3.Debtor warrants that: (a) it is and will be the lawful owner of all Collateral free of all claims, liens, encumbrances and setoffs whatsoever, other than the security interest granted pursuant hereto; (b) it has the capacity to grant a security Interest in Collateral to Bank; (c) all information furnished by Debtor to Bank heretofore or hereafter, whether oral or written, is and will be correct and true as of the date given; and (d) if Debtor is an entity, the execution, delivery and performance hereof are within its powers and have beer, duly authorized.
4.The term default shall mean the occurrence of any of the following events: (a) failure of Debtor to make ary payment of any indebtedness to Bank when due; (b) deterioration or Impairment of the value of any of the Collateral; (c) any breach, misrepresentation or other default by Debtor under this Agreement or any other agreements between Bank and Debtor; (d> a change in ownership or control of ten percent or more of the equity interest of Debtor, or (e) the deterioration of financial condition of Debtor which results in Bank deeming itself, in good faith, insecure.
5.Whenever a defauit exists, Bank, at its option, may: (a) without notice accelerate the maturity of any part or all of the indebtedness and terminate any agreement for the granting of farther credit to Debtor; (b) sell, lease or otherwise dispose of Collateral at public or private sale; (c) transfer any Collateral Into Its own name or that of its nominee; (d) retain Collateral in satisfaction of obligations secured hereby, with notice of such retention sent to Debtor as required by law; (e) notify any parties ob!igated on any Collateral consisting of accounts, instruments, chattel paper, choses in acton or the iike to make payment to Bank and enforce collection of any Collateral; (f) file any action or proceeding which Bank may deem necessary or appropriate to protect and preserve the right, title and interest of the Bank in the Collateral; (g) require Debtor to assemble and deliver any Collateral to Bank at a reasonably convenient place designated by Bank; (h) apply all sums received or collected from or on account of Collateral. Including the proceeds of any saie thereof, to the payment of the costs and expenses incurred in preserving and enforcing rights of Bank, including reasonable attorneys’fees (including the allocated costs of Bank's in-house counsel and legal staff), and indebtedness secured hereby in such order and manner as Bank in its sole discretion determines; Bank shall account to Debtor for any surplus remaining thereafter, and shall pay such surplus to the party entitled thereto, including any second secured party who has made a proper demand upon Bank and has furnished proof to Bank as requested ir the manrer provided by aw; in like manner, Debtor agrees to pay 1o Bank without demand any deficiency after any Collateral h85 been disposed cf and proceeds applied as aforesaid; and (i) exercise its banker's lien or right of setoff in tne same manner as though the credit were unsecured. Bank shall have all the rights ar.d remedies of a secured party under the Uniform Commercial Code of California and In any jurisdiction where enforcement is sought, whether in said state or elsewhere. AH rights, powers and remedies of Bank hereunder shall be cumulative and net alternative. No delay on the pad of Bank in the exercise of any right or remedy shall constitute a wBiver thereof and no exercise by Bank of any right or remedy shall preclude the exercise of any other right or remedy o* further exercise of the same remedy.
6.Debtor waives: (a) all right to require Bank to proceed against any other person including any other Debtor hereunder or to apply any Collateral Bank may hold at any time or to pursue any other remedy; Collateral, endorsers or guarantors may be released, substituted or added without affecting the liability cf Debtor hereunder; (b) the defense cf the Statute of Limitations in any action upen any obligations of Debtor secured hereby; (c)eny right of subrogation and any right lo participate In Collateral until all obligations secured hereby have been paid in full; (d) to the fullest extent permitted by law, any rght lo oppose the appointment of a receiver or similar official to operate Debtor's business.
7.The right of Bank to have recourse against Collateral shall not be afFected in any way by the fact that the credit Is secured by a mortgage, deed of trust or other lien upon real property.
8.The security interest granted herein is Irrevocable and shall remain In full force and effect until there is payment in full of the indebtedness or the security Interest is released In writing by Bank.
9.    Debtor shall be obligated to request the release, reassignment or return of Collateral after the payment In full of ail existing obigations. Bank shall be under no duty or obligation to release, reassign or return any Collateral except upon the express written request of Deblor and then cniy where all of Debtor's obligations hereunder have been paid in full.
10.    If more than one Deblor executes this Agreement the obligations hereunder are joint and several. All woros used herein in the singular shall be deemed to have been used in the plurai when the context and construction so reqjlre. Any married person who s'gns this Agreement expressly agrees that recourse may be had against his/her separate property for all of his/her obligators to Bank.
11.    This Agreement shall Inure to the benefit of and bind Bank. Its successors and assigns and each of the undersigned, their respective heirs, executors, administrators and successors In interest. Upon transfer by Bank of any part o‘ the obligations secured hereby, Bank shall be fully discharged from any liability with respect lo Collateral transferred therewith.
12.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. but, if any provision of his Agreement shall be prohibited or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such or the remaining provisions of this Agreement.

The grant of a security Interest in proceeds does not imply the right of Debtor to sell or dispose of any Collateral without the express consent in writing by Bank.

"Debtor"

PriceSmart, Inc. a Delaware corporation

By:    /s/ John M. Heffner
John M. Heffner, E.V.P. and C.F.O

By:    /s/ Atul Patel
Atul C. Patel, S.V.P. and Treasurer

FOURTH AMENDMENT TO THE
AMENDED AND RESTATED LOAN AGREEMENT

THIS FOURTH AMENDMENT TO THE AMENDED AND RESTATED LOAN AGREEMENT (this “Fourth Amendment") dated as of August 30, 2014, is made and entered into by and between PriceSmart, Inc., a Delaware Corporation ("Borrower"), and MUFG UNION BANK, N.A. (Dank”) formerly known as Union Bank of California, N.A. and Union Bank
N.A.

RECITALS:

A.	Borrower and Bank are parties to that certain Amended and Restated Loan Agreement dated as of January 31,2008 (the "Agreement"), as amended, pursuant to which Bank agreed to extend credit to Borrower.

B.	Borrower and Bank desire to amend the Agreement, but subject to the terns and conditions of this Fourth Amendment

AGREEMENT:
In consideration of foe above recitals and of die mutual covenants and conditions contained herein, Borrower and Bank agree as follows:

1.	Defined Terms. Initially capitalized terms used herein which are not otherwise defined shall have the meanings assigned thereto in the Agreement.

2.	Amendments to the Agreement.
(a)Section 1.1.1 of the Agreement is hereby amended m its entirety as follows:
1.1.1 The Revolving Loan. Bank will loan to Borrower an amount not to exceed Forty Million Dollars ($40,000,000) outstanding in die aggregate at any one time (the "Revolving Loan"). The proceeds of the Revolving Loan shall be used for Borrower’s general working capital purposes. Borrower may borrow, repay and re-borrow all or part of die Revolving Loan in amounts cf not less than One Hundred Thousand Dollars ($100,000) in accordance with die terms of the Revolving Note provided, however, dial for at least forty-five (45) consecutive days from September 1 “ to August 31 “ of each year, the principal amount outstanding under the Revolving Loan -must be zero dollars ($0). All borrowings of the Revolving Loan must be made before August 31,2016, at which time ali unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by Bank’s standard form of commercial promissory note (the "Revolving Note"). Bank shall enter each amount borrowed end repaid in Bank's records and such entries shall be deemed correct Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in foil with interest all amounts borrowed.
(b)Section 1.1.1 (a) of the Agreement is hereby amended in its entirety as follows:
1.1.1(a) The Commercial L/C SubUmK. As a sublhnit under the Revolving Loan, Bank shall issue, for the account of Boirower, one or more irrevocable commercial letters of credit (individually, a "Commercial L/C" ) with transport documents presented in a foil set to Bank (and, in case of airway bilk, consigned to Bank) or usance up to ninety (90) days covering the importation or purchase of inventory sold In the Borrower’s normal course of business. Tbe aggregate amount available to be drawn under all outstanding Commercial L/Cs and the aggregate amount of unpaid reimbursement obligations undo- drawn Commercial IVCs shall not exceed Twenty-Five Million Dollars ($25,000,000) and shall reduce, dollar for dollar, the maximum amount available under the Revolving Loan. All

Commercial L/Cs shall be drawn on terms and conditions acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank’s standard form of commercial letter of credit application and reimbursement agreement. No Commercial L/C shall expire more than One Hundred Eighty (180) days from the date of its issuance, and in no event later than November 29,2016.
(c)Section 1.1.1 (b) of the Agreement is hereby amended in its entirety as follows;
1.1.1 (b) The Standby L/C Snbllmft As a sublirait under fee Revolving Loan, Bank shall issue, for the account of Borrower, one or more irrevocable standby letters of credit (individually, a “Standby L/C"). Standby L/Cs shall be issued only for the purchase of inventory sold in the Borrower’s normal course of business or for other general corporate purposes. The aggregate amount available to be drawn under all Standby L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn Standby L/Cs shall not exceed Twenty-Five Million Dollars ($25,000,000) and shall reduce, dollar for dollar, the maximum amount available under the Revolving Loan. All Standby L/Cs shall be drawn cm terms and conditions acceptable to Bank and shall be governed by die terns of (and Borrower agrees to execute) Bank's standard form of standby letter of credit application and reimbursement agreement No Standby L/C shall expire more than Three Hundred Sixty-Five (365) days from die date of its issuance, and in no event later than February 27,2017.
(d)Section 1.8 of the Agreement is hereby added as follows:
1J Unused Fee. On foe last calendar day of September, 2014 and on foe last calendar day of each three-month period thereafter, Borrower shall pay to Bank a fee of one-quarter of one percent (0.25%) per year on foe unused portion oflhc Revolving Loan for the preceding quarter, computed on the basis of a 360 day year for actual dayB elapsed. For foe period ending on the last calendar dale of September, 2014 the Unused Fee shall be calculated only fur the period of August 31,2014 to September 30,2014.
(e)Section 4 J (g) of foe Agreement is hereby amended in its entirety as follows;
4,5 (g). Within forty-five (45) days after the close of eat* fiscal quarter, except Borrower’s fiscal year end, a statement showing any defaults under subsidiaries’ borrowing agreements. Within ninety (90) days after foe close of each fiscal year, a statement showing: (a) the guarantees provided by Pricesmart, Inc. for loans to each of its subsidiaries, including detail on foe amount of foe guarantees and any collateral provided for foe loans that have been guaranteed, and (b) any defaults under subsidiaries’ borrowing agreements.
(f)Section 4.6 (a) of foe Agreement is hereby amended in its entirety as follows:
4.6(a). Minimum Liquidity. The Borrower shall maintain at all times, on a consolidated basis, unencumbered and unrestricted “Liquid Assets” in an amount of not less than Forty Million Dollars ($40,000,000). “liquid Assets” shall mean immediately available: i) cash, bank deposits, bank deposit accounts, and mutual funds; ii) obligations of or guaranteed by foe U.S. Government or an agency thereof, and iii) stocks, bonds and other debt instruments regularly traded on foe New York or American, or NASDAQ stock exchange and which can be readily converted into cash; all of which shall cany a rating classified as investment grade by Standard and Poors, Moody’s, or other recognized rating agency.

3.
Effectiveness of this Fourth Amendment This Fourth Amendment shall become effective as of foe date hereof when, and cmly when, Bank shall have received all of the following, in form and substance satisfactory to Bank

(a)A counterpart of this Fourth Amendment, duly executed by Borrower;
(b)The Promissory Notes, duly executed by Borrower; and
(c)Such other documents, instruments or agreements as Bank may reasonably deem necessary.

4.	Ratification. Except as specifically amended hereinabove, foe Agreement shall remain in foil force and effect and is hereby ratified and confirmed.

5.	Representations and Warranties. Borrower represents and warrants as follows:

(a)     Each of the representations and warranties contained in foe Agreement, as amended hereby, is hereby reaffirmed as of the date hereof each as if set forth herein;
(b)    The execution, delivery and performance of this Fourth Amendment and any other instruments or documents in connection herewith are within Borrower’s power, have been duly authorized, are legal, valid and binding obligations of Borrower, and are not in conflict with the terms of any charter, bylaw, or other organization papers of Borrower or with any law, indenture, agreement or undertaking to which Borrower is a party or by which Borrower is bound or affected; and
(c) No event has occurred and is continuing or would result from this Fourth Amendment which constitutes or would constitute an Event of Default under the Agreement
6.    Governing Law. This Fourth Amendment and all other instruments or documents in connection herewith shall be governed by an d construed according to the laws of the State of California.
7.    Counterparts. This Fourth Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

WITNESS the due execution hereof as of the date first above written.

PRICESMART, INC.                        MUFG UNION BANK, N.A.

BY:    /s/ John M. Heffner                        By:    _________________
John M. Heffner                            Edmund Ozorio
Executive Vice President & CFO                    Vice President

By:    /s/ Atul Patel
Atul C. Patel
Senior Vice President & Treasurer